UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2014

Marathon Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35054	27-1284632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

539 South Main Street Findlay, Ohio	45840-3229
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(419) 422-2121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2014, Speedway LLC (“Buyer”), a Delaware limited liability company and a wholly-owned subsidiary of Marathon Petroleum Corporation, a Delaware corporation (“MPC”), entered into a definitive Purchase Agreement (the “Purchase Agreement”) with Hess Corporation (“Seller”), a Delaware corporation, pursuant to which Buyer has agreed to purchase from Seller all of the outstanding membership interests of Hess Retail Holdings LLC (“Hess Retail”), a Delaware limited liability company and a wholly-owned subsidiary of Seller.

The acquisition incorporates all of Seller’s retail locations, transport operations and shipper history on various pipelines, including approximately 40,000 barrels per day (bpd) on Colonial Pipeline. The total consideration to be paid by Buyer is $2.874 billion comprised of a cash purchase price of $2.37 billion, an estimated $230 million of working capital and $274 million of capital leases.

The Purchase Agreement contains representations, warranties, covenants and indemnities by each party that we consider to be customary for transactions of similar size and complexity. The acquisition is expected to be funded with a combination of debt and available cash and is anticipated to close late in the third quarter of 2014, subject to customary closing conditions and regulatory approvals.

The foregoing description of the Purchase Agreement is summary in nature and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Purchase Agreement by and between Speedway LLC and Hess Corporation, dated as of May 21, 2014*

*	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: May 27, 2014	By:	/s/ Pamela K.M. Beall
		Name:	Pamela K.M. Beall
		Title:	Senior Vice President, Corporate Planning, Government and Public Affairs

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase Agreement by and between Speedway LLC and Hess Corporation, dated as of May 21, 2014*

*	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.